April 2008 Pricing Sheet dated April 7, 2008 relating to Preliminary Terms No. 599 dated April 1, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Commodities
Commodity-Linked Capital Protected Notes due October 4, 2013
Based on the Performance of a Basket of Ten Commodities

PRICING TERMS – APRIL 7, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$4,880,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	April 7, 2008
Original issue date:	April 14, 2008 (5 business days after the pricing date)
Maturity date:	October 4, 2013
Principal protection:	100%
Interest:	None
Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
	High Grade Primary Aluminum (“aluminum”)	LOAHDY	10%	2,907.50
	Coal – API (“coal”)	API21MON	10%	130.38
	Copper – Grade A (“copper”)	LOCADY	10%	8,740
	Corn – CBOT (“corn”)	C 1	10%	590
	Gold (“gold”)	GOLDLNPM	10%	926.50
	Natural Gas (“natural gas”)	NG1	10%	9.791
	Platinum (“platinum”)	PLTMLNPM	10%	2,034
	Soybeans – CBOT (“soybeans”)	S 1	10%	1,255
	West Texas Intermediate light sweet crude oil (“WTI crude oil”)	CL1	10%	109.09
	Wheat – CBOT (“wheat”)	W 1	10%	921.25

*Bloomberg ticker symbols are being provided for reference purposes only. The initial commodity prices have been, and the final average commodity prices will be, determined based on the prices published by the relevant exchange or the commodity publisher, as applicable.

Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 x basket performance x participation rate; provided that the supplemental redemption amount will not be less than zero
Participation rate:	100%
Basket performance:	Sum of the commodity performance values of each of the basket commodities
Commodity performance value:	With respect to each basket commodity: [(final average commodity price – initial commodity price) / initial commodity price] x weighting
Commodity price:
For any trading day:
aluminum and copper: the official cash offer price per ton (each as stated in U.S. dollars)
coal: the published price per ton (as stated in U.S. dollars)
corn, soybeans and wheat: the official settlement price per bushel (each as stated in U.S. cents)
gold and platinum: the afternoon fixing price per troy ounce (each as stated in U.S. dollars)
natural gas: the official settlement price per million British Thermal Units (as stated in U.S. dollars)
WTI crude oil: the official settlement price per barrel (as stated in U.S. dollars)
For full descriptions, please see “Fact Sheet – Commodity price” on page 5 of the accompanying preliminary terms.

Initial commodity price:
The commodity price for the applicable basket commodity on the pricing date, subject to adjustment for each basket commodity individually in the event of a market disruption event.  See “Basket – Initial commodity price” above.

Final average commodity price:	The arithmetic average of the commodity prices for the applicable basket commodity on each determination date for such basket commodity, as determined on the final determination date.
Determination dates:
With respect to each basket commodity, each trading day during the period from and including September 6, 2013 through and including September 27, 2013 on which there is no market disruption event with respect to such basket commodity.

CUSIP:	6174465N5
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Note	100%	2.5%	97.5%
Total	$4,880,000	$122,000	$4,758,000

(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for commodity-linked capital protected notes.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 599 dated April 1, 2008
Prospectus Supplement for Commodity-linked Capital Protected Notes dated June 22, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.